ITEM 77Q(i)(e) - COPIES OF ANY NEW OR AMENDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS

Amendment to Investment Advisory Contract between
Federated Managed Allocation Portfolios and
Federated Investment Management Company

	This Amendment to the Investment Advisory Contract
("Agreement") dated December 1, 1993, between Federated
Managed Allocation Portfolios ("Fund") and Federated
Investment Management Company ("Service Provider") is made and entered into as of the 1st day of June, 2001.

	WHEREAS, the Fund has entered into the Agreement with the Service Provider;

	WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

        WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17CFR SS 248.14) ("Section 248.14 NPI"); for specified law enforcement and miscellaneous purposes (17 CFR
SS 248.15) ("Section 248.15 NPI") ; and to service providers or in connection with joint marketing arrangements (17 CFR SS 248.13) ("Section 248.13 NPI");

        WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR SS 248.7 and 17 CFR SS 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR SS 248.13);

	NOW, THEREFORE, the parties intending to be legally bound agree as follows:

	The Fund and the Service Provider hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider's contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.



	The Service Provider hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17
CFR SS 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Provider in accordance with the limited exception set forth in 17 CFR SS 248.13.

	The Service Provider further represents and warrants that, in accordance with 17 CFR SS 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
*	insure the security and confidentiality of records and
NPI of Fund customers
* protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and *protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

4.	The Service Provider may redisclose Section 248.13 NPI
only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates"); (b) affiliated persons of the Service Provider ("Service Provider Affiliates") (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Provider of the Funds ("Nonaffiliated Third Party") under the service and processing (SS248.14) or miscellaneous (SS248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Provider received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (SS248.13), provided the Service Provider enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

5.	The Service Provider may redisclose Section 248.14 NPI
and Section 248.15 NPI to: (a) the Funds and Fund Affiliates;
(b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

6.	The Service Provider is obligated to maintain beyond the
termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.




WITNESS the due execution hereof this 1st day of June, 2001.

Federated Managed Allocation Portfolios

By:	/s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President


Federated Investment Management Company


By:	/s/ G. Andrew Bonnewell
Name:  G. Andrew Bonnewell
Title:  Vice President